UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2012 (August 17, 2012)

American Realty Capital New York Recovery REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54689	27-1065431
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 17, 2012, American Realty Capital New York Recovery REIT, Inc. (the “Company”), through its sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire the fee simple interest in a condominium building which contains 50 rental units and a 36 space parking facility, together with an undivided interest in the common elements appurtenant thereto, in the condominium known as The 163 Washington Condominiums, located at 163 Washington Avenue in Brooklyn, New York. The Company’s entrance into the purchase and sale agreement was previously approved by the Company’s board of directors on August 6, 2012. The seller of the property is 163 Washington Avenue, LLC. The seller does not have a material relationship with the Company and the acquisition is not an affiliated transaction.

Pursuant to the terms of the purchase and sale agreement, the Company’s obligation to close upon the acquisition is subject to certain conditions customary to closing. Although the Company believes that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated. The purchase and sale agreement contains customary representations and warranties by the seller.

The contract purchase price of the property is $31.5 million, exclusive of closing costs. The Company intends to fund approximately 45-50% of the purchase price with proceeds from its ongoing initial public offering and the remainder with financing from a lender yet to be identified at a loan-to-value ratio of approximately 55%. However, the Company may seek further financing on the property post-closing. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The 50 units contain 41,600 rentable square feet. The property includes 49 residential rental units, 36 parking spaces, 20 storage units and a commercial unit leased to a day care company.

As of the date of this filing, the 50 units are 85.9% leased. The aggregate average annual base rent for the occupied units, which represents the contractual rent adjusted to reflect any contractual tenant concessions including free rent, is $39,311 per unit and the average monthly base rent, calculated as the monthly base rent divided by the number of occupied units, is $3,276 per unit.

The commercial unit is leased to a day care company for a period of 10 years which will commence upon the completion of certain conditions. The initial annual rent will be approximately $42,000. The lease contains 3% annual rental increases and two 5-year lease extension options. Due to zoning restrictions, the unit may only be leased to an educational or healthcare-related tenant.

After the closing of the acquisition, the Company and the seller will enter into a joint venture for the seller to operate the property in return for an immaterial ownership interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: August 22, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors